Exhibit 99.2

REHABCARE CONFERENCE CALL SCRIPT

May 3, 2007

INTRODUCTION BY CONFERENCE OPERATOR

INTRODUCTION OF MANAGEMENT BY FINANCIAL DYNAMICS

This conference call contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties may include but are not limited to, our ability to consummate acquisitions and other partnering relationships at reasonable valuations; our ability to integrate acquisitions and partnering relationships within the expected timeframes and to achieve the revenue, cost savings and earnings levels from such acquisitions and relationships at or above the levels projected; our ability to comply with the terms of our borrowing agreements; changes in governmental reimbursement rates and other regulations or policies affecting reimbursement for the services provided by us to clients and/or patients; the operational, administrative and financial effect of our compliance with other governmental regulations and applicable licensing and certification requirements; our ability to attract new client relationships or to retain and grow existing client relationships through expansion of our service offerings and the development of alternative product offerings; the future financial results of any unconsolidated affiliates; the adequacy and effectiveness of our operating and administrative systems; our ability to attract and the additional costs of attracting and retaining administrative, operational and professional employees; shortages of qualified therapists and other healthcare personnel;

significant increases in health, workers compensation and professional and general liability costs; litigation risks of our past and future business, including our ability to predict the ultimate costs and liabilities or the disruption of our operations; competitive and regulatory effects on pricing and margins; our ability to effectively respond to fluctuations in our census levels and number of patient visits; the proper functioning of our information systems; natural disasters and other unexpected events which could severely damage or interrupt our systems and operations; changes in federal and state income tax laws and regulations, the effectiveness of our tax planning strategies and the sustainability of our tax positions; and general and economic conditions, including efforts by governmental reimbursement programs, insurers, healthcare providers and others to contain healthcare costs.

JOHN SHORT

INTRODUCTION AND WELCOME

Good morning and thank you for joining us today. I’m John Short, President and CEO of the Company. With me from management are: Tom Davis, Executive Vice President and Chief Development Officer; Pat Henry, Executive Vice President; Mary Pat Welc, Senior Vice President; Jay Shreiner, Chief Financial Officer; Don Adam, Senior Vice President, Acquisitions; David Groce, Senior Vice President and General Counsel; Michael Garcia, Senior Vice President of Human Resources; Jeff Zadoks, Corporate Controller; and Betty Cammarata, Director of Investor Relations. All of us will be available during the question and answer period following our formal remarks.

During the first quarter we continued our emphasis on

operations integrating our major acquisition of last year, leveraging general and administrative costs and paying down debt. We saw what we think is an inflection point in the performance of our Contract Therapy business, and the annualized net cost savings in the first quarter associated with our Symphony acquisition were $12.3 million, which is within the range of our original estimate and ahead of schedule. In addition, we remain pleased with the performance of our Freestanding Hospital division.

In a quarter that historically has not produced strong cash from operations, we generated almost $9 million, driven by a five day reduction in DSOs. Most of this was used to pay down debt and enhance our financial position.

HRS revenues were down sequentially as a result of fewer units and we experienced lower than expected productivity and higher labor costs which negatively impacted our margins in the quarter, primarily in our outpatient business.

I’ll give you some highlights of the quarter as they pertain to our operating segments.

Contract Therapy

As expected, Contract Therapy continues to experience integration related inefficiencies as we complete our roll out of point-of-service technology in our acquired Symphony units. We had a decline in our performance in January at the height of our integration activity. However, we started to see a recovery in February, which continued to improve throughout March, with significant increases in productivity and profitability in both our legacy and RehabWorks sites. Based on this experience, we believe that we have passed the period of greatest disruption to the business and expect the division will return to its historical levels of 5 to 6 percent operating profitability in 2008 as we previously announced.

We remain focused on initiatives to improve our CT margins in 2007 as outlined in our last conference call.

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First, we are driving to complete the rollout of the RehabCare point-of-service technology platform into all RehabWorks sites by the end of the second quarter. At April 1, 301 facilities, covering about 80 percent of RehabWorks revenues, have been converted to our point-of-service technology, so we’re confident in achieving this goal.

The remaining facilities will continue to be negatively impacted during this period, but the increased productivity improvements expected from the already converted sites should offset these declines. At the end of the quarter, the RehabWorks sites working with the point-of-service technology achieved contribution margins of six percentage points higher than the RehabWorks sites not yet converted, which gives tangible evidence of the positive impact our initiatives are making.

•	Second, we are continuing to review low margin contracts with the objective of improving productivity, raising rates and exiting unprofitable business.

We exited 80 programs during the first quarter that demonstrated significantly below average margins. 59 of these programs were legacy CT sites and 21 were RehabWorks sites. There has been a two percentage point increase in productivity throughout the quarter in the legacy business. RehabWorks facilities that converted to our point-of-service technology have shown an increase in productivity of between 5 and 10 percentage points within six months of conversion. In addition, we continue to secure rate increases as a result of unit profitability reviews.

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Third, we are revising the division’s sales criteria for new contracts and are focusing sales efforts on the division’s 87 strategic continuum markets. This may reduce the division’s backlog and openings in 2007, but will be a key element to returning to our targeted level of profitability.

Backlog in this division was 15 at the end of the quarter compared to 20 at the beginning of the quarter. Of the 15, 11 were located in, or near, strategic continuum markets where we generally achieve higher margins.

Hospital Rehabilitation Services

The results for this division have been impacted by the loss of eight units and two transfers to a joint venture during the quarter. Four of the eight closures were due to termination of interim agreements where joint ventures failed to materialize. As a result, we have re-focused our business development efforts on traditional ARU sales. These activities generated two openings in the first quarter (one of which was an ARU), and five ARU signings, all of which will open during 2007. In addition, we signed a significant bed expansion agreement for one of our ARUs.

We continue to successfully implement mitigation strategies to limit the negative impact of the 75% Rule on ARU admissions. For the first quarter of 2007, our same-store 75% Rule qualifying admissions increased by 3.7 percent compared to the fourth quarter of 2006, while our total same store ARU admissions increased 4.5 percent sequentially. On average, our units are currently operating at a 63% compliance level with the 65% compliance level scheduled to begin July 1 for forty-four of our units. Based on our demonstrated success in attracting qualified admissions, we expect to be fully compliant in all of our ARUs by the end of their respective cost reporting years.

Our initiatives to improve HRS margins include:

•	The reorganization of management of the division to provide more oversight and training to field operations.

The reorganization has aligned the management with product specific expertise, narrowed the span of control and enhanced coordination with business development.

•	We are also redirecting our focus to the performance of the hospital-based outpatient segment.

A detailed review of low margin locations has resulted in same store units of service increasing 4.1 percent sequentially. We will continue to focus on labor cost control and market development activities.

Freestanding Hospital Division

Our Freestanding Hospitals continue to validate our investment in the continuum market strategy. We experienced strong same-store growth and are benefiting from the resulting operating leverage. For the first quarter, the group of hospitals that we have operated for more than one year achieved targeted EBITDA margin before corporate overhead of between 17 and 19 percent.

The division continues to experience impressive growth in revenue and profitability, with five joint venture projects currently in active development, which should maintain the momentum.

Construction of Central Texas Rehab Hospital, our joint venture with the Seton family of hospitals in Austin, Texas, is well underway with an expected opening in late third quarter of this year. Future plans for this joint venture include development of a long-term acute care hospital after the rehab hospital is opened.

A new LTACH hospital in North Kansas City is under construction in cooperation with North Kansas City Hospital and Liberty Hospital. This facility is expected to open in the first quarter of 2008.

Sometime this summer, we expect a decision on the Certificate Of Need application for our proposed 50-bed LTACH in Peoria, Illinois, which we will develop in partnership with Methodist Medical Center.

In St. Louis, construction related governmental approvals are currently being sought for our 35-bed rehab hospital being developed with St. Luke’s Hospital. Our fifth is our ongoing joint venture with Howard Regional Hospital in Kokomo, Indiana.

We have several letters of intent and additional opportunities under review, some of which involve acquisitions of existing facilities.

Legislative and Regulatory Update

Our legislative and regulatory agenda continues to focus on the next phase of the 75% Rule and the Part B therapy caps exception process. I’ll provide some legislative and regulatory updates.

With regard to the 75% Rule and Inpatient Rehabilitation Facility Reimbursement:

•	Both the Senate and House introduced legislation that would permanently freeze the 75% Rule at 60%. Support by members within both houses of Congress continues to grow.

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Also on May 2, CMS issued proposed payment changes for inpatient rehabilitation facilities for FY 08. They include a 3.3 percent market basket increase and a willingness to reconsider the comorbidity exception to the 75% Rule which is set to expire after July 1, 2008.

Regarding Diagnostic Related Group Classifications:

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On April 13, 2007, CMS released proposed rules to update the hospital inpatient prospective payment system and the Company is studying the rule to assess any impact on its three long-term acute care hospitals (LTACHs).

Regarding the LTACH 25% Rule:

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On May 1, 2007, CMS released a final rule that revises the reimbursement policy for LTACHs. CMS has revised the allowable amounts reimbursable to LTACHs for reporting year 2008. The release also provides for extending the 25% rule to all LTACHs, including those LTACHs that have previously operated under a statutory exemption. The rule limits the number of PPS-exempt patients admitted from any hospital to 25%. The rule will be implemented over a three year period beginning with the cost reporting year that starts on July 1, 2007. The effect of this rule on the Company’s 2007 operations is not expected to be significant. For 2008, the Company estimates a one percentage point reduction in EBITDA before corporate overhead in the Freestanding Hospital division. However, the Company has identified mitigation strategies which it believes will offset this negative impact.

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In June 2006, the Company acquired an LTACH in New Orleans, Louisiana that has been statutorily exempt from the 25% rule. At the time of the acquisition, the Company allocated $5.4 million of the purchase price to an intangible asset to reflect the value of the statutory exemption. Based on the Company’s interpretation of the final rule, this asset has been impaired and the Company expects to write down the value of the asset between $4.5 and $5.0 million in the second quarter of 2007. The remaining value of the asset will be amortized over the next eleven quarters ending December 31, 2009.

Turning to Skilled Nursing Facility Reimbursement:

•	On May 1, CMS issued proposed payment changes for skilled nursing facilities which included a 3.3 percent market basket adjustment.

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As a result of legislation passed last December, the exception process for Part B therapy caps was extended through December 31, 2007. New legislation would need to be enacted by this date in order to avoid returning to an arbitrary therapy cap. We are working with Congressional leaders to introduce new legislation that would extend the exception process while making provisions for a permanent, long-term solution.

I’ll now turn the call over to Jay Shreiner, who will review our financial results for the quarter.

Thank you, John,

Consolidated net revenues for the first quarter of 2007 of $184.0 million increased 1.0 percent compared to $182.2 million in the fourth quarter of 2006.

Consolidated net earnings in the first quarter were $2.0 million or $0.12 per share on a fully diluted basis. Sequentially, consolidated net earnings declined $0.1 million. However, fourth quarter consolidated net earnings of $0.12 per share included an after tax impairment charge of approximately $1.5 million or $0.09 per fully diluted share for the write-off of an information systems project. The effective tax rate for the first quarter returned to a more normal 40 percent as compared to 9.8 percent in the preceding quarter.

Net revenues for the Contract Therapy division were $102.8 million, a decrease of $0.6 million or 0.6 percent, sequentially. This decline was driven by a 5.5 percent reduction in the average number of locations operated during the quarter, but it was nearly offset by 5.3 percent growth in average revenue per location.

The division’s operating loss of $2.2 million in the first quarter of 2007 compares to an operating loss of $1.3 million, sequentially. The loss in the quarter was heavily impacted by continuing integration activities as previously described.

The division had a net reduction of 51 locations during the quarter. 29 new locations were added and 80 locations were closed. Of the 80 closures, 69 percent were for pricing, payment reasons or because they were unprofitable. As John said earlier, the division’s backlog stood at 15 at the end of the quarter, down from 20 at the end of the prior quarter.

First quarter HRS revenues were $43.3 million, a decline of 1.3 percent on a sequential basis, primarily resulting from fewer net operating units.

Operating earnings for the division were $5.2 million, a decline of $2.1 million or 29.1 percent from the $7.3 million of operating earnings in the fourth quarter. First quarter 2007 operating earnings suffered from increased labor and benefit costs as a percent of revenues. Operating performance in the fourth quarter benefited from a $700,000 adjustment for recovery in bad debts and lower SG&A expenses.

The division finished the quarter with 164 programs. ARUs at quarter-end totaled 112, a net decline of three units during the quarter. The division’s backlog was five at the end of the quarter, all of which are ARU’s. There was one ARU and one subacute unit opening and closings of three ARU’s, two subacute units, and three outpatient units. Two of the ARU’s chose to self-operate, both of which were related to terminated joint venture interim agreements and we closed one for payment reasons. We closed one subacute unit for payment reasons and one hospital closed its subacute unit. Of the three outpatient closures, all chose to self-operate, two of which were related to a terminated joint venture interim agreement. We also transferred one ARU and one outpatient unit to a joint venture during the quarter.

Freestanding Hospitals reported net revenues of $26.0 million, a 9.9 percent sequential improvement from fourth quarter 2006 net revenues of $23.7 million. On a same facility basis, net revenues increased 4.0 percent sequentially.

Operating earnings for the first quarter were $1.9 million,

compared to break-even in the previous quarter. Start-up costs in the quarter were minimal while start-up costs in the prior quarter amounted to $0.9 million.

Days sales outstanding declined sequentially to 72.9 days from 77.9 days resulting from improved collections. This improvement significantly contributed to the cash flows from operations for the quarter of $8.8 million. Capital expenditures were approximately $1.3 million for information technology including the rollout of point-of-service technology to RehabWorks locations.

The Company had approximately $9.3 million in cash and cash equivalents at March 31. The Company had $107.0 million of borrowings against its revolving credit facility and $6.5 million in subordinated long-term debt. During the first quarter, we paid down approximately $7.1 million in borrowings.

At March 31, our weighted average interest rate for borrowings against our credit facility was approximately 7.5 percent, which included a 200 basis point spread above LIBOR. We anticipate our interest rate spread will be 175 basis points above LIBOR during the second quarter.

Now I will turn the call back over to John.

JOHN SHORT

Thank you, Jay.

Closing Remarks

Overall, we are pleased by the recovery we are achieving in

our Contract Therapy operations and the continued robust performance of our Freestanding Hospitals division. These results further validate our focus on a strategic market approach and in creating operational efficiencies to improve profitability.

With much of the disruption from our Symphony acquisition behind us, we move forward with a continued focus on improving margins, completing our integration of former RehabWorks sites, developing our freestanding operations and reducing our debt.

As we celebrate our 25th year of operation, let me thank everyone who has helped us reach this important milestone, especially our more than 16,500 colleagues. Thank you for your support and we look forward to sharing our future successes with you.

With that, I would like to have our operator open the call for questions.

To be read following Questions and Answers –

As a reminder, this conference call is being webcast live on our web site, www.rehabcare.com and will be available for replay beginning at 1:00 PM Eastern time today.